EXHIBIT (D)(40)

                                  AMENDMENT TO
                             SUB-ADVISORY AGREEMENT

         This AMENDMENT, dated as of September 17, 2003, amends the Sub-Advisory Agreement (as defined below) between Travelers Asset Management International Corporation (the "Adviser"), on behalf of The Travelers Series Trust (the "Trust"), and Lazard Asset Management LLC (the "Sub-Adviser").

                                   WITNESSETH:

         WHEREAS, the Adviser and Lazard Freres & Co. LLC have previously entered into a sub-advisory agreement with respect to the Lazard International Stock Portfolio (the "Portfolio") of the Trust (the "Agreement"), dated August 1, 1996;

         WHEREAS, on January 13, 2003, Lazard Freres & Co. LLC contributed substantially all of its assets and liabilities to Sub-Adviser, a subsidiary of Lazard Freres & Co. LLC, including its rights and obligations under the Agreement;

         WHEREAS, the Adviser and Sub-Adviser desire to amend the Agreement as set forth herein;

         NOW THEREFORE, in consideration of the foregoing premises, the Adviser and the Sub-Adviser hereby amend and modify the Agreement:

         1. By adding the following sub-section (ix) to Section 2 of the Agreement entitled Services as Sub-Adviser:

         The Sub-Adviser shall be responsible for voting proxies on securities held by the Portfolio. The Sub-Adviser represents that it has adopted and implemented written policies and procedures reasonably designed to ensure that it will vote proxies in the best interest of the Portfolio and its shareholders, which policies and procedures describe how the Sub-Adviser addresses material conflicts of interest between its interests and those of the Portfolio with respect to proxy voting. The Sub-Adviser shall furnish the Adviser with such information reasonably requested by the Adviser, in such form as may be requested, as is necessary (1) for a summary description of the Sub-Adviser's proxy voting policies and procedures to be included in the registration statement with respect to the Trust, and (2) for the proxy voting record for the Portfolio to be filed with the SEC in accordance with the requirements of Form N-PX (or any successor form).

         2. By adding the following new Section 16 to the Sub-Advisory
Agreement:

         16. CONSULTATION WITH OTHER SUB-ADVISERS

         The Sub-Adviser shall not consult with any other sub-adviser to the Portfolio or any sub-adviser to any other portfolio of the Trust, or to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions for the Portfolio in securities or other assets.

         IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

                                                   Travelers Asset Management
                                                   International Corporation

                                                   By:  /S/ DAVID A. TYSON
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                                                   As: PRESIDENT
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                                                   Lazard Asset Management LLC

                                                   By: /S/ CHARLES CARROLL
                                                       -------------------

                                                   As: MANAGING DIRECTOR
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